Exhibit 99

For Immediate Release

CONTACTS:
Investors:
REGIS CORPORATION:
Paul D. Finkelstein – Chairman, CEO
Randy L. Pearce – Executive Vice President, CFO
Kyle P. Didier – Vice President, Finance
(952) 947-7000

Media:
BERNS COMMUNICATIONS GROUP:
Melissa Jaffin/Michael McMullan
(212) 994-4660

REGIS COMPLETES ACQUISITION OF HAIR CLUB® FOR MEN AND WOMEN

MINNEAPOLIS, December 2, 2004 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today announced that it has completed the acquisition of Hair Club for Men and Women for $210 million in cash. The transaction closed December 1, 2004. Previously, on November 15, 2004, the Company announced the signing of a definitive purchase agreement for Hair Club for Men and Women.

Regis Corporation (RGS) is the industry leader in three distinct, but related, hair service businesses; beauty salons, hair loss centers and beauty schools. As of December 1, 2004, the Company owned or franchised over 10,300 hair salons, 89 hair loss centers and 11 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including managements’ current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.